Contact:

Anita Ho
Acting Chief Financial Officer
Alliance Fiber Optic Products, Inc.
Phone: 408-736-6900 x168                                                        ;                                                         October 26, 2005

        AFOP REPORTS 3rd QUARTER 2005 RESULTS – SIX QUARTERS OF SEQUENTIAL GROWTH

Sunnyvale, CA – October 26, 2005 — Alliance Fiber Optic Products, Inc. (Nasdaq SmallCap: AFOP), an innovative supplier of fiber optic components, subsystems and integrated modules for the optical network equipment market, today reported its financial results for the third quarter ended September 30, 2005.

Revenues for the third quarter of 2005 were $5,269,000, which represents a 2% increase over revenues of $5,178,000 reported in the previous quarter, and an increase of 44% over revenues of $3,665,000 reported in the third quarter of 2004. The Company recorded a net loss for the third quarter of 2005 of $558,000, or $0.01 per share based on 39.4 million shares outstanding. This compares to a net loss for the second quarter of 2005 of $720,000, or $0.02 per share based on 39.3 million shares outstanding, and a net loss for the third quarter of 2004 of $2,390,000, or $0.06 per share based on 39.0 million shares outstanding.

There were no deferred stock compensation charges for either the quarter ended September 30, 2005 or the quarter ended June 30, 2005. Included in the net loss for the quarter ended September 30, 2004 are deferred stock compensation charges of $69,000.

Peter Chang, President and Chief Executive Officer, commented, “We are encouraged by the continued improvement in our overall financial results in the third quarter of 2005. Revenues improved sequentially once again, expenses were under control, and we moved closer to achieving breakeven on the bottom line. Third quarter 2005 revenue grew by 44% from a year ago, and by 2% from last quarter. Our net loss before income taxes fell to $558,000, or $0.01 per share in the quarter, a substantial improvement over the net loss of $2.4 million in the year ago quarter, and the net loss of $720,000 in the second quarter of 2005.

“As the business environment strengthens in our market, this should lead toward modest growth in the quarters ahead,” concluded Mr. Chang.

Conference Call

Management will host a conference call at 1:30 p.m. Pacific Time on October 26, 2005 to discuss AFOP’s third quarter 2005 financial results. To participate in AFOP’s conference call, please call (877) 407-9210 at least ten minutes prior to the call in order for the operator to connect you. The confirmation number for the call is 172274. AFOP will also provide a live webcast of its third quarter 2005 conference call at AFOP’s website www.afop.com. A replay will be available until November 2. The dial in for the replay is (877) 660-6853. The replay passcode is account # 286; conference ID # 172274. Both are required for the replay.

About AFOP

Founded in 1995, Alliance Fiber Optic Products, Inc. designs, manufactures and markets a broad range of high performance fiber optic components and integrated modules. AFOP’s products are used by leading and emerging communications equipment manufacturers to deliver optical networking systems to the long-haul, enterprise, metropolitan and last mile access segments of the communications network. AFOP offers a broad product line of passive optical components including interconnect systems, couplers and splitters, thin film DWDM components and modules, fixed and variable optical attenuators, and depolarizers. AFOP is headquartered in Sunnyvale, California, with manufacturing and product development capabilities in the United States, Taiwan and China. AFOP’s website is located at http://www.afop.com.

Except for the historical information contained herein, the matters set forth in this press release, including statements as to our future prospects and growth, including revenue growth and improvement in overall financial results, and the strengthening of the business environment in AFOP’s market, are forward looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to risks and uncertainties that may cause actual results to differ materially, including, but not limited to general economic conditions and trends, the impact of competitive products and pricing, timely introduction of new technologies, timely design acceptance by our customers, the acceptance of new products and technologies by our customers, customer demand, the timing of customer orders, loss of key customers, ability to ramp new products into volume production, industry-wide shifts in supply and demand for optical components and modules, industry overcapacity, failure of cost control initiatives, financial stability in foreign markets, and other risks detailed from time to time in SEC reports, including AFOP’s most recent Form 10-QSB for the quarter ended June 30, 2005. These forward-looking statements speak only as of the date hereof. AFOP disclaims any intention or obligation to update or revise any forward-looking statements.

ALLIANCE FIBER OPTIC PRODUCTS, INC.
Condensed Consolidated Balance Sheets
(in thousands)
(Unaudited)

	Sept. 30, 2005	Dec. 31, 2004
ASSETS
Current assets:
Cash and short-term investments	$29,401	$31,456
Accounts receivable	3,014	2,322
Inventories	3,416	3,998
Other current assets	656	653

Total current assets	36,487	38,429
Property and equipment, net	4,814	5,603
Other assets	134	121

Total assets	$41,435	$44,153

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$1,842	$2,205
Accrued expenses and other liabilities	2,231	2,480

Total current liabilities	4,073	4,685
Long-term liabilities	865	826

Total liabilities	4,938	5,511
Stockholders' equity	36,497	38,642

Total liabilities and stockholders' equity	$41,435	$44,153

ALLIANCE FIBER OPTIC PRODUCTS, INC.
Condensed Consolidated Statements of Operations
(In thousands, except per share amounts)
(Unaudited)

	Three Months Ended			Nine Months Ended
	Sept. 30, 2005	Jun. 30, 2005	Sept. 30, 2004	Sept. 30, 2005	Sept. 30, 2004
Revenues	$5,269	$5,178	$3,665	$15,453	$9,905
Cost of revenues	4,141	4,077	3,159	12,293	9,458

Gross profit	1,128	1,101	506	3,160	447

Operating expenses:
Research and development	784	882	1,474	2,617	4,477
Sales and marketing	519	560	469	1,653	1,484
General and administrative	756	713	927	2,220	2,599

Total operating expenses	2,059	2,155	2,870	6,490	8,560
Loss from operations	(931)	(1,054)	(2,364)	(3,330)	(8,113)
Interest and other income, net	373	334	(26)	1,240	358

Net loss	$(558)	$(720)	$(2,390)	$(2,090)	$(7,755)

Net loss per share - basic and diluted	$(0.01)	$(0.02)	$(0.06)	$(0.05)	$(0.20)
Weighted average shares outstanding	39,405	39,259	38,970	39,228	38,492